Exhibit 99.1

NEWS RELEASE

INVESTOR RELATIONS CONTACT:

Gordon Parnell - CFO . . . (480) 792-7374

MICROCHIP TECHNOLOGY ANNOUNCES
FINANCIAL RESULTS AND QUARTERLY CASH DIVIDEND
FOR THIRD QUARTER FISCAL YEAR 2004

•                  Net sales up 5.6% sequentially

•                  1.26 book-to-bill ratio; highest backlog in 3 years

•                  Pro forma net income up 11.9% sequentially;
gaap net income up 13.1% sequentially

•                  Operating profits exceed 30%

•                  Generated a record $100 million in free cash flow

•                  Company announces 16.7% increase in dividend payment,
to $0.035 per share

CHANDLER, Arizona – January 22, 2004 – (NASDAQ: MCHP) – Microchip Technology Incorporated, a leading provider of microcontroller and analog semiconductors, today reported results for the three months ended December 31, 2003.  Net sales for the third quarter of fiscal year 2004 were $178.0 million, up 5.6% sequentially from $168.5 million in the immediately preceding quarter, and up 6.3% from sales of $167.5 million in the prior year’s third quarter.  Pro forma net income for the third quarter of fiscal 2004 was $40.4 million or 19 cents per diluted share, up 11.9% from GAAP net income of $36.1 million or 17 cents per diluted share in the immediately preceding quarter, and up 11% from GAAP net income of $36.4 million or 17 cents per diluted share in the prior year’s third quarter.  GAAP net income of $40.8 million or 19 cents per diluted share in the third quarter of fiscal 2004 was up 13.1% sequentially from GAAP net income of $36.1 million or 17 cents per diluted share in the immediately preceding quarter and up 12.3% from GAAP net income of $36.4 million or 17 cents per diluted share in the same quarter a year ago.  A reconciliation of pro forma and GAAP results is included in this press release.

Microchip also announced today that its Board of Directors has declared a quarterly cash dividend on its common stock and increased the dividend rate by 16.7%.  The quarterly dividend declared is $0.035 per share and is payable on March 5, 2004 to stockholders of record on February 12, 2004.  Microchip initiated quarterly cash dividend payments in the third quarter of fiscal year 2003 and increased the cash dividend amount in the fourth quarter of fiscal year 2003 and again in the second quarter of fiscal 2004.

Microchip Technology Incorporated 2355 West Chandler Blvd.  Chandler, AZ 85224-6199   Main Office 480•792•7200  FAX 480•899•9210

— more —

Microchip Technology

Reports Third Quarter

Fiscal Year 2004 Results

“Our business continued to strengthen during the quarter, achieving 5.6% net sales growth in a period that seasonally slows at the end of December in both the Americas and Europe.  This was the best December quarter sequential revenue growth the company achieved since December 1999.  Operating profits during the quarter were over 30%, and we generated $100 million in free cash, a record for Microchip.  We achieved record net sales of over $141 million in Microcontrollers, and also grew both the Memory and Analog product areas,” said Steve Sanghi, Microchip’s President and CEO.  “Visibility in all sectors of our business improved.  Our book-to-bill ratio was 1.26 overall, and was 1.10 in our direct business, resulting in the highest backlog we have seen since January 2001.”

“Days of inventory declined from 123 days in September to 108 days in December.  We expect to continue to reduce our days of inventory over the next several quarters, as we indicated earlier,” Mr. Sanghi continued.

Mr. Gordon Parnell, Microchip’s Chief Financial Officer said, “Inventory at our distributors grew for the first time in many quarters, but still remained at relatively low levels of approximately 2.2 months.  The majority of this growth was at our international distributors.  Many of our peers operate on a sell-in revenue recognition basis for these distributors.  If Microchip had reflected sales on this basis, our net sales would have grown by approximately an additional 4% over our reported results.”

“Fab 4 in Gresham began production in late October as we had previously advised,” said Mr. David Lambert, Microchip’s Vice President of Fab Operations.  “I am extremely pleased with the performance of our facility during the December quarter.  The team has executed flawlessly, and productivity and yields have exceeded our initial expectations.”

Mr. Sanghi continued, “As we look to the current quarter, our visibility has certainly improved, driven by the excellent book-to-bill ratio I mentioned earlier.  However, the March quarter has historically been our seasonally weakest quarter, influenced by the Lunar/Chinese New Year.  Asia is our largest geography, and the seasonal influence is an important consideration based on our business in China, Hong Kong, Taiwan and Singapore.  The Americas and Europe regions have historically been the stronger geographies in our March quarters, as they have fewer holidays impacting their business.  However, all geographies will be impacted by the Christmas build from the December quarter.  Taking all of these factors into consideration, we expect revenues to grow in the March quarter by 1 to 4% compared to the December quarter.  EPS for the March quarter is expected to be between 19 and 20 cents,” Mr. Sanghi concluded.

Microchip’s Third Quarter Fiscal Year 2004 Highlights:

•                  Microchip announced three new PIC® 8-bit Flash microcontrollers, which provide unprecedented system-level performance and cost-effectiveness in 8- and 14-pin packages.  The PIC16F684, PIC16F688 and PIC12F683 microcontrollers are well suited for a range of applications including home appliances, battery-operated or handheld products, sensors, interface, automotive and general-purpose control functions.

•                  Microchip announced four new PIC 8-bit Flash microcontrollers optimized to address the demand for effective control of system power consumption in battery-powered and line-powered control applications.  The new PIC16F737/747/767/777 devices deliver fault-redundant clocking and the ability to shut the system down reliably, meeting the needs for safety-critical and power-managed motor control in the automotive and general purpose markets.

•                  The Company unveiled the industry’s first 8-Kbit and 16-Kbit Microwire compatible serial EEPROMs in a 6-lead SOT-23 package.  Utilizing Microchip’s patented, advanced PMOS Electrically Erasable Cell (PEEC) process technology, the 93XX76A/B and 93XX86A/B devices enable designers to put higher-density parts in applications requiring smaller footprints or lower profiles.

•                  The Company introduced dual CMOS low-dropout regulators (LDOs) with an optional microcontroller reset function, which further strengthens its power management product line.  Applications for the TC1301A/B and TC1302A/B include:  cell phones, PDAs, Wireless LAN (local area network), portable computing, and communication applications where noise, space, long battery life, time to market and cost are key elements to the design.

•                  Microchip achieved the International Organization for Standards/Technical Specification (ISO/TS)-16949:2002 Certification, which demonstrates that its quality systems meet the newest and most stringent industry quality-management system standards, resulting in high-quality semiconductor products.  Microchip is one of the first semiconductor companies in the world to achieve this new certification, which has been endorsed by most of the major automotive manufacturers in the U.S. and Europe, and is expected to replace all existing automotive-industry quality standards in these regions by 2006.

•                  Microchip received the Customs-Trade Partnership Against Terrorism (C-TPAT) certification from the U.S. Bureau of Customs and Border Protection.  This certification enables Microchip to continue its excellent product delivery times to customers by streamlining the increasingly stringent domestic-import procedures mandated by the U.S. Department of Homeland Security following the 9/11 tragedy.

•                  Microchip shipped 8,837 development tools in the quarter.  Sales were led by strong contributions from the MPLAB® In Circuit Debugger (ICD) 2 and the PICkit™ 1 Flash Starter Kit.  Total cumulative development system shipments now stand at 293,620.

•                  Microchip’s PICkit 1 Flash Starter Kit was named one of EDN Magazine’s Hot 100 Products of 2003 in the Embedded Tools category.  EDN’s Hot 100 Products are selected from the thousands of products covered in the magazine during the year.

•                  Microchip learned that its MCP627x/8x/9x extended industrial temperature range op amps have been named by analogZONE as the “Best Temperature-Range Op Amp” under the Data Acquisition category, in the 2003 analogZONE Product of the Year awards.  The top products were selected by the analogZONE editors from everything reviewed in 2003, based on those they believe “will make significant bottom line numbers for the companies involved because of their strong technical merit, design innovation and marketability.”

Fourth Quarter Fiscal Year 2004 Outlook:

The following statements are based on current expectations.  These statements are forward-looking, and actual results may differ materially.

•                  Net sales for the fourth fiscal quarter ending March 31, 2004 are currently anticipated to be between $180 and $185 million (up approximately 1% to 4% sequentially).

•                  Gross margins for the fourth fiscal quarter ending March 31, 2004 are expected to be between 55% and 55.25%.  Generally, gross margins will fluctuate over time, driven primarily by the mix of microcontrollers, analog products and memory products sold; manufacturing yields; fixed cost absorption; wafer fab loading levels; pricing pressures in our non-proprietary product lines; and competitive and economic conditions.

•                  Operating expenses for the fourth fiscal quarter ending March 31, 2004 are expected to be approximately 24.25% to 25.0%.  Operating expenses fluctuate over time, primarily due to revenue and profit levels.

•                  The tax rate for the fourth fiscal quarter ending March 31, 2004 is anticipated to be approximately 25.5%.

•                  Earnings per diluted share for the fourth fiscal quarter ending March 31, 2004 are anticipated to be between 19 and 20 cents.

•                  Inventories at March 31, 2004 are anticipated to be approximately 101 to 103 days.  The level of inventories fluctuates over time, primarily due to sales volume and overall capacity utilization.

•                  Capital expenditures for the quarter ending March 31, 2004 are expected to be approximately $20 million, and capital expenditures for fiscal year 2004 are expected to total approximately $60 million.  The level of capital expenditures varies from time to time as a result of actual and anticipated business conditions.

•                  Based on cash projected to be generated from operations and current projected capital expenditure levels, we expect to add approximately $85 million to our existing cash balances during the quarter ending March 31, 2004.

MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES

PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(in thousands except per share amounts)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2003	2002	2003	2002
Net sales	$177,967	$167,474	$507,736	$491,796
Cost of sales	80,948	74,580	232,247	226,235
Gross profit	97,019	92,894	275,489	265,561

Operating expenses:
Research and development	20,858	22,323	63,288	66,220
Selling, general and administrative	23,056	22,430	67,623	67,498
	43,914	44,753	130,911	133,718

Operating income	53,105	48,141	144,578	131,843
Other income, net	1,117	540	3,058	2,943
Income before income taxes	54,222	48,681	147,636	134,786
Income taxes	13,827	12,299	37,647	33,949

Pro forma net income	$40,395	$36,382	$109,989	$100,837

Pro forma basic net income per share	$0.20	$0.18	$0.54	$0.50
Pro forma diluted net income per share	$0.19	$0.17	$0.52	$0.48

Basic shares used in calculation	207,142	203,109	205,375	202,152
Diluted shares used in calculation	215,344	210,929	212,386	210,484

The following table sets forth a reconciliation of pro forma results to GAAP results:

MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES

RECONCILIATION OF PRO FORMA NET INCOME TO REPORTED RESULTS

(Unaudited)

(in thousands except per share amounts)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2003	2002	2003	2002
Pro forma net income	$40,395	$36,382	$109,989	$100,837

Special charges:
(a) Cost of sales – accelerated depreciation for Fab 1	0	0	30,608	0
(b) Cost of sales – Fab 1 related charges including severance, material and other costs	0	0	1,147	0
(c) Operating expenses – contract cancellations, severance and other related costs	(747)	0	865	0
(d) Fab 3 impairment charge	0	0	0	41,500
(e) In process R&D charge	0	0	0	9,300
(f) Tax expense (benefit)	299	0	(13,048)	(16,600)
	(448)		19,572	34,200
Income before cumulative effect of change in accounting principle	$40,843	$36,382	$90,417	$66,637

Cumulative effect of change in accounting principle	0	0	0	11,443

Net Income	$40,843	$36,382	$90,417	$55,194

Basic net income per share
Pro forma net income	$0.20	$0.18	$0.54	$0.50
Special charges	0.00	0.00	(0.10)	(0.17)
Cumulative effect of change in accounting principle	0.00	0.00	0.00	(0.06)
Net income	$0.20	$0.18	$0.44	$0.27

Diluted net income per share
Pro forma net income	$0.19	$0.17	$0.52	$0.48
Special charges	0.00	0.00	(0.09)	(0.16)
Cumulative effect of change in accounting principle	0.00	0.00	0.00	(0.06)
Net income	$0.19	$0.17	$0.43	$0.26

Basic shares used in calculation	207,142	203,109	205,375	202,152
Diluted shares used in calculation	215,344	210,929	212,386	210,484

Conference Call and Updates:

Microchip will host a conference call today, January 22, 2004 at 5:00 p.m. (Eastern Time) to discuss this release.  This call will be simulcast over the Internet at www.microchip.com.  The webcast will be available for replay until January 29, 2004.

A telephonic replay of the conference call will be available at approximately 9:00 p.m. (Eastern Time) January 22, 2004 and will remain available until 5:00 p.m. (Eastern Time) on Thursday, January 29, 2004.  Interested parties may listen to the replay by dialing 719-457-0820 and entering access code 120326.

Cautionary Statement:

The statements in this release relating to our business strength, improved visibility, anticipation of continuing to reduce days of inventory over the next several quarters, geographies impacted by the Christmas build, expected revenue growth of between 1 and 4 percent in the March 2004 quarter, expected EPS of 19 to 20 cents in the March 2004 quarter, ISO/TS expected to replace all existing automotive-industry quality standards, excellent product delivery times, and the statements containing our guidance for the quarter ending March 31, 2004 with respect to net sales, revenue, gross margins, operating expenses, tax rate, earnings per share, days of inventory, capital expenditures for the quarter ending March 31, 2004 and for fiscal year 2004, and additions to cash balances are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements involve risks and uncertainties that could cause our actual results to differ materially, including, but not limited to:  changes in demand or market acceptance of our products and the products of our customers; our ability to ramp products into volume production at Fab 4; the mix of inventory we hold and our ability to satisfy short-term orders from our inventory; changes in utilization of our manufacturing capacity; our ability to continue to secure sufficient assembly and testing capacity; competitive developments including pricing pressures; the level of orders that are received and can be shipped in a quarter; the level of sell-through of our products through distribution; changes or fluctuations in customer order patterns and seasonality; costs and outcome of any tax audit or any litigation involving intellectual property, customers or other issues; disruptions in our business or our customers’ businesses due to terrorist activity, armed conflict, war, worldwide oil prices and supply, public health concerns or disruptions in the transportation system; and general economic, industry or political conditions in the United States or internationally.

For a detailed discussion of these and other risk factors, please refer to Microchip’s filings on Form 10-K and 10-Q.  You can obtain copies of Forms 10-K and 10-Q and any other relevant documents for free at Microchip’s Web site (www.microchip.com) or the SEC’s Web site (www.sec.gov) or from commercial document retrieval services.

Stockholders of Microchip are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made.  Microchip does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this January 22, 2004 press release, or to reflect the occurrence of unanticipated events.

About Microchip:

Microchip Technology Inc. is a leading provider of microcontroller and analog semiconductors, providing low-risk product development, lower total system cost and faster time to market for thousands of diverse customer applications worldwide.  Headquartered in Chandler, Arizona, Microchip offers outstanding technical support along with dependable delivery and quality.  For more information, visit the Microchip website at www.microchip.com.

The Microchip name and logo, PIC, PICmicro, and MPLAB are registered trademarks of Microchip Technology Inc.
in the U.S. and in other countries. PICkit is a trademark of Microchip Technology Inc.
All other trademarks are the property of their respective owners.

— end —

MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF INCOME

(Unaudited)

(in thousands except per share amounts)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2003	2002	2003	2002
Net sales	$177,967	$167,474	$507,736	$491,796
Cost of sales	80,948	74,580	264,002	226,235
Gross profit	97,019	92,894	243,734	265,561

Operating expenses:
Research and development	20,858	22,323	63,288	66,220
Selling, general and administrative	23,056	22,430	67,623	67,498
Fab 3 impairment charge	0	0	0	41,500
In process research & development charge	0	0	0	9,300
Special charges	(747)	0	865	0
	43,167	44,753	131,776	184,518

Operating income	53,852	48,141	111,958	81,043

Other income, net	1,117	540	3,058	2,943

Income before income taxes	54,969	48,681	115,016	83,986

Income taxes	14,126	12,299	24,599	17,349

Income before cumulative effect of change in accounting principle	40,843	36,382	90,417	66,637

Cumulative effect of change in accounting principle	0	0	0	11,443

Net income	$40,843	$36,382	$90,417	$55,194

Basic net income per share	$0.20	$0.18	$0.44	$0.27

Diluted net income per share	$0.19	$0.17	$0.43	$0.26

Basic shares used in calculation	207,142	203,109	205,375	202,152
Diluted shares used in calculation	215,344	210,929	212,386	210,484

MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2003	March 31, 2003
	(Unaudited)
ASSETS

Cash and short-term investments	$450,440	$216,511
Accounts receivable, net	92,173	95,387
Inventories	96,175	102,344
Other current assets	199,953	194,867
Total current assets	838,741	609,109

Property, plant & equipment, net	693,678	767,933
Other assets	49,119	51,233

Total assets	$1,581,538	$1,428,275

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and other accrued liabilities	$156,692	$144,142
Deferred income on shipments to distributors	76,852	70,988
Total current liabilities	233,544	215,130

Long-term debt and deferred taxes	27,401	34,196

Stockholders’ equity	1,320,593	1,178,949

Total liabilities and stockholders’ equity	$1,581,538	$1,428,275